EXHIBIT 99.1

[SMITH & WOLLENSKY LOGO]                        Investor Contact:  Lauren Felice
                                                               RFBinder Partners
                                                             Phone: 212-994-7541
                                               Email: lauren.felice@rfbinder.com


               Smith & Wollensky Announces December Sales Increase

New York, January 5, 2004 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced increased sales for the five-week fiscal month ended December 29, 2003.

Comparable owned restaurant sales for the fiscal month rose 9.8% from the corresponding month in 2002. Comparable owned sales include only units that have been open for 15 months or longer. Total owned restaurant sales for the five-week period increased 16.3% from the five-week period a year ago. For the full fourth quarter of 2003, comparable owned restaurant sales increased by 11.7% from the fourth quarter of 2002. Total owned restaurant sales for the quarter were $25.6 million, a 17.1% increase from a year ago.

Chairman and CEO Alan Stillman said, "During December 2003 there was a four-day Christmas holiday weekend, while in 2002 the holiday was on a Wednesday, and there was the announcement of a single case of B.S.E."

Mr. Stillman continued, "We remain pleased with our continuing strong sales momentum. December represents our 18th consecutive month of increased sales in comparable owned units. We remain on schedule for the planned January 19th opening of our new Houston location, our ninth Smith & Wollensky restaurant outside of New York."

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops, owns and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus and Dallas. SWRG also operates seven


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other restaurants in New York and Chicago, including Cite, Maloney & Porcelli,
Manhattan Ocean Club, Mrs. Park's Tavern, ONEc.p.s., Park Avenue Cafe and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.